                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.

    Filed by the Registrant [X]
    Filed by a Party other than the Registrant [  ]

    Check the appropriate box:
    [ ] Preliminary Proxy Statement      [  ] Confidential, for Use of the
    [X] Definitive Proxy Statement            Commission Only (as permitted
    [ ] Definitive Additional Materials           by Rule 14a-6(e)(2))
    [ ] Soliciting Material Pursuant to
         Rule 14a-11(c) or Rule 14a-12

                   SYSTEMS & COMPUTER TECHNOLOGY CORPORATION
______________________________________________________________________________
               (Name of Registrant as Specified In Its Charter)

______________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    [X] No fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies:
______________________________________________________________________________
    (2) Aggregate number of securities to which transaction applies:
______________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

______________________________________________________________________________
    (4) Proposed maximum aggregate value of transaction:
______________________________________________________________________________
    (5) Total fee paid:
______________________________________________________________________________
    [ ] Fee paid previously with preliminary materials.
______________________________________________________________________________

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
______________________________________________________________________________
    (2) Form, Schedule or Registration Statement No.:
_______________________________________________________________________________
    (3) Filing Party:
______________________________________________________________________________
    (4) Date Filed:
______________________________________________________________________________

[LOGO] SCT

                   SYSTEMS & COMPUTER TECHNOLOGY CORPORATION
                         Great Valley Corporate Center
                            Four Country View Road
                          Malvern, Pennsylvania 19355

                               -----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               February 22, 2002

                               -----------------

To Our Shareholders:

   The Annual Meeting of Shareholders of Systems & Computer Technology Corporation (the "Company") will be held at 10:00 A.M. on February 22, 2002 at Two Country View Road, Malvern, Pennsylvania for the following purposes:

    1. To elect two directors of the Company;

    2. To transact such other business as may properly come before the meeting.

   Only holders of the Company's common stock (the "Common Stock") at the close of business on January 11, 2002 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. Such shareholders may vote in person or by proxy. The stock transfer books of the Company will not be closed. The accompanying form of proxy is solicited by the Board of Directors of the Company.

                                          By Order of the Board of Directors

                                          Richard A. Blumenthal
                                               Secretary

January 25, 2002


    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND PROMPTLY RETURN YOUR PROXY. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING. IT WILL, HOWEVER, HELP ASSURE A QUORUM AND AVOID ADDED PROXY SOLICITATION COSTS.

                   SYSTEMS & COMPUTER TECHNOLOGY CORPORATION
                         Great Valley Corporate Center
                            Four Country View Road
                          Malvern, Pennsylvania 19355

                               -----------------

                                PROXY STATEMENT

                        Annual Meeting of Shareholders

                               -----------------

   This Proxy Statement, which is first being mailed to shareholders on approximately January 25, 2002, is furnished in connection with the solicitation by the Board of Directors of Systems & Computer Technology Corporation (the "Company") of proxies to be used at the Annual Meeting of Shareholders of the Company (the "Annual Meeting"), to be held at 10:00 A.M. on February 22, 2002 at Two Country View Road, Malvern, Pennsylvania, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed and returned prior to voting at the Annual Meeting, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted for the election of the nominees for director named below and in support of management on such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a shareholder cast in person at the Annual Meeting.

                                    VOTING

   Holders of record of the Company's Common Stock on January 11, 2002 (the "Record Date") will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were 33,094,094 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder thereof to one vote for each matter that may properly come before the Annual Meeting. A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions, votes withheld and broker non-votes are counted in determining whether a quorum is present. Broker non-votes occur when a broker or other nominee holding shares for a beneficial owner does not receive voting instructions from the beneficial owner.

   Directors are elected by the affirmative vote of a plurality of the votes of the shares entitled to vote, present in person or represented by proxy. Shareholders are not entitled to cumulative voting in the election of directors. Votes may be cast in favor of or withheld from a nominee for director. Votes that are withheld from a nominee will be excluded entirely from the vote and will have no effect thereon. Broker non-votes will have no effect on the outcome of the election of directors.

                             ELECTION OF DIRECTORS

   The Company's Board of Directors is divided into three classes with staggered three-year terms. On January 2, 2002, Michael J. Emmi resigned as a director of the Company. At a meeting of the Board of Directors held on January 15, 2002, Eric Haskell, Senior Vice President, Finance and Administration, Treasurer and Chief Financial Officer of the Company was appointed as a director for a term to expire at the Annual Meeting. At the January 15, 2002 meeting, the number of directors was increased to six, and Dr. Robert M. Gavin, Jr. was appointed as a director for a term to expire at the 2003 Annual Meeting of Shareholders. The terms of Allen R. Freedman and Eric Haskell expire at the Annual Meeting, and they are nominated to fill a term expiring at the 2005 Annual Meeting of Shareholders. The terms of Gabriel A. Battista and Dr. Robert
M. Gavin, Jr. expire at the 2003 Annual Meeting and the terms of Thomas I. Unterberg and Michael D. Chamberlain expire at the 2004 Annual Meeting. Unless otherwise specified in the accompanying Proxy, the shares voted pursuant thereto will be cast for Mr. Freedman and Mr. Haskell for a term to expire at the 2005 Annual Meeting. If, for any reason, at the time of election either Mr. Freedman or Mr. Haskell should be unable to accept his nomination or election, it is intended that such proxy will be voted for the election, in his place, of a substituted nominee, who would be recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that either Mr. Freedman or Mr. Haskell will be unable to serve as a director.

                    THE BOARD OF DIRECTORS RECOMMENDS VOTES
                  FOR THE ELECTION OF THE NOMINATED DIRECTORS

   The following table sets forth as to each nominee and as to each other director: (i) his age; (ii) all positions and offices he holds with the Company; (iii) his principal occupation or employment during the past five years; (iv) other directorships he holds in public companies; (v) the period of time he has served as a director of the Company; and (vi) the expiration of his current term as a director of the Company.

                                                                                        Has Been
                                          Positions with the Company, Principal        a Director Expiration of
             Name              Age         Occupation and Other Directorships            Since    Current Term
             ----              ---        -------------------------------------        ---------- -------------
Nominees for Election
Allen R. Freedman* +           61  Non-executive Chairman of the Board of the             1982     Annual
                                   Company since January 2002. Mr. Freedman is also                Meeting (1)
                                   a director of Fortis, Inc. and Fortis Mutual Funds.
                                   He was Managing Director, Fortis International
                                   N.V. from January 1987 until he retired on July 31,
                                   2000, and Chairman and Chief Executive Officer of
                                   Fortis, Inc. from November 1990 until he retired on
                                   July 31, 2000.
Eric Haskell                   55  Senior Vice President, Finance and Administration,     2002     Annual
                                   Treasurer and Chief Financial Officer of the                    Meeting (1)
                                   Company since July 1990; Vice President, Finance
                                   and Administration, Treasurer and Chief Financial
                                   Officer of the Company from March 1989 to July
                                   1990.
Directors Continuing in Office
Gabriel A. Battista* +         57  Chairman of the Board, President and Chief             1996     2003
                                   Executive Officer of Talk America, Inc., f/k/a
                                   Talk.com, Inc., f/k/a Tel--Save.Com, Inc., since
                                   January 1999; Chief Executive Officer of Network
                                   Solutions, Inc. from October 1996 through
                                   December 1998. From November 1991 to October
                                   1996, Mr. Battista served in various executive
                                   positions for Cable & Wireless, Inc., most recently
                                   as Chief Executive Officer and previously as
                                   President and Chief Operating Officer. Mr. Battista
                                   is also a director of Talk America, Inc.; OTG
                                   Software, Inc.; and Via Net.Works, Inc.
Dr. Robert M. Gavin, Jr.       61  Educational consultant since September 2001;           2002     2003
                                   President, Cranbrook Education Community from
                                   July 1996 to September 2001; Prior thereto, Dr.
                                   Gavin was President of Macalester College, St.
                                   Paul, MN. Dr. Gavin is also a director of Fortis
                                   Mutual Funds.

                                                                             Has Been
                                Positions with the Company, Principal       a Director Expiration of
         Name          Age       Occupation and Other Directorships           Since    Current Term
         ----          ---      -------------------------------------       ---------- -------------
Michael D. Chamberlain 57  President and Chief Executive Officer of the        1989        2004
                           Company since January 2002; President and Chief
                           Operating Officer from October 2001 to January
                           2002; President, SCT Global Operations from July
                           1999 to October 2001; President, SCT Software
                           Group from May 1994 to July 1999. From
                           September 1986 to May 1994, Mr. Chamberlain
                           served as President of the Company's Education
                           solutions business.
Thomas I. Unterberg*   71  Co-Founder and Chairman of C.E. Unterberg,          1982        2004
                           Towbin since June 1989. He is also a director of
                           AES Corporation; Storage Engine; Rumson -
                           Fairhaven Bank & Trust; and Electronics For
                           Imaging, Inc.

--------
*  Member of the Audit Committee
+  Member of the Compensation Committee
(1) If elected at the Annual Meeting, this nominee will serve for a term ending at the 2005 Annual Meeting of Shareholders, or until his successor is duly elected and qualified.

   During the fiscal year ended September 30, 2001 ("fiscal 2001"), the Board of Directors held seven meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors on which he served.

   The Audit Committee consists of Messrs. Unterberg, Freedman and Battista. Each member of the Audit Committee is considered an "independent director" under NASD's rules. The function of the Audit Committee is to recommend to the Board of Directors the accounting firm to be retained to audit the Company's financial statements and, once retained, to consult with, and review recommendations made by, such accounting firm with respect to financial statements, financial records and controls, and to make such other recommendations to the Board of Directors as it deems appropriate from time to time. The Audit Committee held five meetings during fiscal 2001.

   During fiscal 2001, the Compensation Committee, which consists of Messrs. Freedman and Battista, held one meeting. The Compensation Committee considers recommendations of the Company's management regarding compensation and fringe benefits of the senior executives of the Company and determines whether the recommendations of management are consistent with general policies, practices, and compensation scales established by the Board of Directors.

   The Company does not have a standing nominating committee.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons"), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Reporting Persons are also required to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely upon review of the copies of
Section 16(a) reports furnished to the Company and written representations of Reporting Persons that no other reports were required with respect to fiscal 2001, all Section 16(a) filing requirements applicable to the Reporting Persons were met except that Michael J. Emmi filed one report late relating to the exercise of a stock option.

                            EXECUTIVE COMPENSATION

Cash and Non-Cash Compensation Paid to Certain Executive Officers

   The following table sets forth, for the fiscal years ended September 30, 1999, 2000 and 2001, respectively, certain compensation information with respect to: (a) the Company's Chief Executive Officer; and (b) each of the four other most highly compensated executive officers of the Company whose total annual salary and bonus for fiscal 2001 exceeded $100,000 and who were serving at the end of fiscal 2001, based on the salary and bonus earned by such executive officers during fiscal 2001 (collectively, the "named executive officers"):

                          SUMMARY COMPENSATION TABLE

                                                                          Long-Term
                                                                         Compensation
                                                                            Awards
                                                            Other Annual  Securities
                                                            Compensation  Underlying      All Other
  Name and Principal Position     Year Salary ($) Bonus ($)     ($)      Options (#)  Compensation($)(1)
  ---------------------------     ---- ---------- --------- ------------ ------------ ------------------
Michael J. Emmi                   2001  $507,500  $180,000        N/A       50,000         $54,160
  Chairman of the Board,          2000  $477,500       -0-    $73,952       16,500         $54,605
  President and Chief Executive   1999  $442,000       -0-    $67,343          -0-         $50,965
  Officer

Michael D. Chamberlain            2001  $369,550  $109,500        N/A       40,000         $28,572
  President, SCT Global           2000  $345,800       -0-        N/A       10,000         $28,332
  Operations                      1999  $322,300       -0-        N/A          -0-         $25,937

Eric Haskell                      2001  $325,800  $ 80,000        N/A       30,000         $19,161
  Senior Vice President,          2000  $305,800       -0-        N/A        7,000         $18,452
  Finance and Administration,     1999  $283,300       -0-        N/A          -0-         $17,377
  Treasurer and Chief Financial
  Officer

Richard A. Blumenthal             2001  $252,050  $ 61,250        N/A       25,000         $16,457
  Senior Vice President,          2000  $237,050       -0-        N/A        4,500         $15,917
  General Counsel and             1999  $220,300       -0-        N/A          -0-         $15,670
  Secretary

Jerry A. Smith (2)                2001  $247,050  $ 60,000        N/A          -0-         $13,574
  Senior Vice President and       2000  $235,800       -0-        N/A          -0-         $38,751
  Chief Technology Officer        1999  $ 29,475       -0-        N/A          -0-         $ 8,114

--------
(1) The amounts shown for fiscal 2001 represent the sum of the following: (a) Company matching contributions to each of the named executive's accounts in the Company's 401(k) retirement plan in the following amounts: Mr. Emmi, $4,950; Mr. Chamberlain, $4,950; Mr. Haskell, $5,100; Mr. Blumenthal, $4,950; Mr. Smith, $4,950; (b) the following premiums and associated taxes paid by the Company on life insurance policies under which each named executive officer is the named insured and has the right to name the beneficiary: Mr. Emmi, $19,340; Mr. Chamberlain, $4,597; Mr. Haskell, $3,366; Mr. Blumenthal, $2,633; and Mr. Smith, $1,227; and (c) the following amounts which reflect the present value of the imputed interest related to premiums which were paid by the Company on split dollar life insurance policies under which each named executive officer is the named insured and has the right to name the beneficiary: Mr. Emmi, $29,870; Mr. Chamberlain, $19,025; Mr. Haskell, $10,695; Mr. Blumenthal, $8,874; and Mr. Smith, $7,397.

(2) Mr. Smith became an executive officer of the Company on September 9, 1999.

Stock Options Granted to Certain Executive Officers During Last Fiscal Year

   The following table sets forth certain information regarding options for the purchase of the Company's Common Stock that were awarded to the named executive officers during fiscal 2001:

             OPTION GRANTS IN FISCAL YEAR ENDED SEPTEMBER 30, 2001

                                                                           Potential Realizable
                                                                                 Value at
                                                                           Assumed Annual Rates
                                                                              of Stock Price
                                                                             Appreciation For
                                        Individual Grants                    Option Term (1)
                       --------------------------------------------------- --------------------
                                      % of
                                     Total
                        Number of   Options
                       Securities  Granted to
                       Underlying  Employees
                         Options   in Fiscal     Exercise or    Expiration
         Name          Granted (#)    Year    Base Price ($/sh)    Date      5% ($)    10% ($)
         ----          ----------- ---------- ----------------- ----------  --------  --------
Michael J. Emmi.......   50,000       5.7%         $11.25        2/23/11   $358,844   $904,586
Michael D. Chamberlain   40,000       4.6%         $11.25        2/23/11   $287,075   $723,668
Eric Haskell..........   30,000       3.4%         $11.25        2/23/11   $215,306   $542,751
Richard A. Blumenthal.   25,000       2.9%         $11.25        2/23/11   $179,422   $452,293
Jerry A. Smith........    -0-         -0-           N/A            N/A          N/A        N/A

--------
(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, non-transferability or vesting over a period of years.

Stock Options Exercised by Certain Executive Officers During Fiscal 2001 and Held by Certain Executive Officers at September 30, 2001

   The following table sets forth certain information regarding options for the purchase of the Company's Common Stock that were exercised and/or held by the named executive officers during fiscal 2001:

                  AGGREGATED OPTION EXERCISES IN FISCAL YEAR
            ENDED SEPTEMBER 30, 2001 AND FY 2001-END OPTION VALUES

                                               Number of Securities        Value of Unexercised
                          Shares              Underlying Unexercised       In-the-Money Options
                       Acquired on   Value     Options at FY-End (#)          at FY-End ($)
         Name          Exercise (#) Realized Exercisable/Unexercisable Exercisable/Unexercisable(1)
         ----          ------------ -------- ------------------------- ----------------------------
Michael J. Emmi.......    80,000    $780,536      687,500/61,000               $311,375/-0-
Michael D. Chamberlain       -0-         -0-      218,529/46,667               $384,502/-0-
Eric Haskell..........       -0-         -0-      291,133/34,667               $175,775/-0-
Richard A. Blumenthal.    16,000    $144,120      274,700/28,000               $124,875/-0-
Jerry A. Smith........       -0-         -0-       25,000/50,000                    -0-/-0-

--------
(1) The values in this column are based on the closing price of the Company's Common Stock of $9.00 on September 28, 2001, the last trading day of fiscal 2001.

Severance Agreements

   The Company has Severance Agreements with Messrs. Chamberlain, Haskell, and Blumenthal, as well as with certain other key management employees (together with Messrs. Chamberlain, Haskell, and Blumenthal, the "Executives"), in order to reinforce and encourage the continued attention and dedication of the Executives to their assigned duties without the distraction which may arise in the event of a change of control. Under the

Severance Agreements, the Company agrees to pay the Executives certain specified severance payments and benefits in the event that their employment with the Company is terminated as a result of a change in control. Each Executive, in turn, agrees, for a one-year period following the date of his or her termination resulting from a change in control, not to solicit or take away any customers or employees of the Company that are or were customers or employees during his or her employment with the Company.

   Among the benefits conferred, the Severance Agreements provide for the payment to the Executives of a specified multiplier times the sum of: (i) the higher of the Executive's annual base salary in effect immediately prior to the notice of termination or immediately prior to the change in control; and (ii) the higher of the target bonus for the year in which the termination occurs or the highest bonus paid or payable to the applicable Executive for any of the previous five years. With respect to this calculation, the applicable multiplier for Messrs. Chamberlain, Haskell, and Blumenthal is three. In addition to the payment described above, the Severance Agreement requires the Company, for a period of 36 months after the date of a covered termination, to provide the named executive officers with life, disability, accident and health insurance benefits substantially similar to those which the named executive officer received immediately prior to the notice of termination, unless the named executive officer is otherwise offered or provided comparable benefits without cost during such period. The Severance Agreement also provides that the Company will indemnify the Executives from certain legal and other expenses incurred in connection with a termination of his employment, as well as from certain excise taxes which may be levied upon the severance payments and other benefits conferred to the Executive upon a change of control.

   In addition, Messrs. Chamberlain, Haskell and Blumenthal have agreements with the Company that provide, among other things, that if he is terminated without cause, he would receive the following benefits: (1) two times his annual base salary as in effect on the date of termination of employment; (2) continuation of all employer-provided insurance coverage for two years following the date of termination of employment; (3) all options to purchase securities of the Company held by him on the date of termination of his employment immediately vest and may be exercised for two years following the date of termination of employment; and (4) if applicable, an additional sum of cash which compensates him in full for the imposition of any additional income tax and/or excise tax or penalty which may be levied upon the severance payments and other benefits conferred to him under the agreement.

Retirement Arrangements

   Effective January 2, 2002, Mr. Emmi retired from the Company and resigned as the Company's Chairman of the Board, President and Chief Executive Officer, as a member of the Company's Board of Directors and as an officer and director of all the Company's subsidiaries. In connection with his retirement, Mr. Emmi agreed not to compete with the Company's education business for three years or with the Company's remaining businesses for two years, and Mr. Emmi in turn received compensation of approximately $1.5 million, inclusive of reduction of indebtedness. The Company agreed to continue to provide Mr. Emmi with life and health insurance and other fringe benefits for periods ranging from two to five years, as well as an assignment of life insurance policies covering Mr. Emmi, and Mr. Emmi's rights under other compensation plans became vested. All Company stock options held by Mr. Emmi became vested and were amended to permit Mr.
Emmi to exercise them by the earlier of their original expiration date or two years from the date of his resignation. The Company may pay an additional amount to Mr. Emmi if certain strategic corporate objectives established by the Board before Mr. Emmi's termination are achieved on or before December 31, 2002.

Indebtedness of Management

   On May 21, 2001, Mr. Emmi signed a Secured Promissory Note providing for up to six monthly advances by the Company to Mr. Emmi in amounts not to exceed $20,000 in any month. The note bears interest at 7% per annum and is due on June 30, 2002. The note is secured by 40,000 shares of the Company's Common Stock owned by Mr. Emmi. On December 31, 2001, the principal amount outstanding under the note was $84,158.28, which is the largest principal amount outstanding at any time during the fiscal year.

Compensation of Directors

   Members of the Board of Directors who are officers of the Company are not separately compensated for serving on the Board of Directors. Each non-employee director receives an annual cash retainer of $40,000, payable in four equal quarterly installments. All directors are reimbursed for reasonable expenses incurred in connection with their attendance at Board meetings. Pursuant to the 1994 Non-Employee Director Plan (the "Plan"), as amended, the Board of
Directors is authorized to grant options to non-employee directors in such amounts as the Board may determine, subject to the limitation that no non-employee director will be eligible to receive an option grant any sooner than five years after the date that such director was last granted options under the Plan. In November 2001, Mr. Battista was granted an option under the Plan, as amended, to purchase 40,000 shares of the Company's stock at $12.52 per share. On January 15, 2002, Dr. Gavin was granted an option under the Plan, as amended, to purchase 30,000 shares of the Company's stock at $9.45 per share.

Compensation Committee Interlocks and Insider Participation

   On July 17, 2001, Mr. Unterberg resigned from the Compensation Committee. Mr. Unterberg remains a member of the Audit Committee. During fiscal 2001, the Company paid C.E. Unterberg, Towbin the aggregate sum of $1,505,882 for services rendered in connection with the divestiture by the Company of its government business. Mr. Unterberg is Chairman of C.E. Unterberg, Towbin.

Report of the Compensation Committee/Board of Directors on Executive
Compensation

   It is SCT's policy to offer competitive compensation opportunities for its employees based on a combination of factors, including corporate performance, group performance, and the individual's personal contribution to the business.

   The Compensation Committee of the Company, consisting solely of non-employee directors, annually reviews and approves the compensation of the Company's executive officers. A significant part of executive officers' compensation may be dependent upon the Company's annual financial performance and the price of the Company's stock.

   There are three basic elements to executive officer compensation: base salary, bonus, and stock incentives, typically in the form of stock options that are granted at market price and vest over a period of time. This program rewards executive officers for long-term strategic management and enhancement of shareholder value by providing the executive officers an opportunity to acquire equity in the Company. The program stresses both annual and long-term performance, and supports a performance-oriented environment. In combination, these elements help the Company to attract and retain qualified executive management personnel.

   The Compensation Committee considers increases in executive officer base salary on the recommendation of the Chief Executive Officer, taking into consideration, among other things, salaries paid to executives of other companies in comparable positions, the Company's financial performance, and the individual's personal contribution to the Company.

   The Compensation Committee determined shortly after the completion of the Company's fiscal year ended September 30, 2000 that a 6.28% increase in Mr. Emmi's base salary for fiscal 2001 was appropriate in light of the Company's financial performance during fiscal year 2000.

   The Compensation Committee awards bonuses to the Company's executive officers based predominantly on factors established prior to the commencement of the Company's fiscal year. Depending on the achievement by the Company of a percentage of targeted earnings per share, each executive officer is eligible to receive a bonus, based on an established percentage of base salary, subject to increase or decrease based on the recommendation of the Chief Executive Officer. Although the Company did not achieve the stated percentage of targeted earnings per share, the Compensation Committee determined to award the Chief Executive Officer and each of the named executive officers a bonus of approximately 50% of his targeted amount.

   Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), precludes a public corporation from taking a deduction for compensation paid in excess of $1,000,000 per person to its Chief Executive Officer or any of its four other highest paid officers. Certain performance-based compensation, however, is specifically exempt from the deduction limitation. Performance-based compensation must be determined by a committee comprised solely of two or more outside directors. In order to qualify as an outside director, a person may not be an employee of the Company and generally may not receive, directly or indirectly, compensation for services other than in that person's capacity as a director. The Company from time to time has retained and may continue to retain the services of entities with which members of the Compensation Committee are affiliated. In making this determination, the Company considers the benefits derived from utilizing the services of such entities and the impact of Section 162(m) of the Code.

   The Board of Directors, based upon recommendations made to it by the Compensation Committee, determines whether and when stock incentives should be awarded to the Chief Executive Officer, the other named executive officers, and other employees of the Company that the Board reasonably determines to be key to the Company's ability to perform. The table under the caption "Option Grants in Fiscal Year Ended September 30, 2001" above provides information with respect to the grant of options to the Chief Executive Officer and the other named executive officers during fiscal 2001.

   The foregoing constitutes the report on executive compensation of the Compensation Committee and the Board of Directors for the Company's fiscal year ended September 30, 2001.

FOR THE COMPENSATION COMMITTEE:                      FOR THE BOARD OF DIRECTORS:
   Allen R. Freedman                                    Allen R. Freedman
   Gabriel A. Battista                                  Michael D. Chamberlain
                                                        Thomas I. Unterberg
                                                        Gabriel A. Battista

Report of the Audit Committee

   The Audit Committee of the Board of Directors recommends to the Board of Directors the accounting firm to be retained to audit the Company's financial statements, and, once retained, consults with and reviews recommendations made by the accounting firm with respect to financial statements, financial records, and financial controls of the Company.

   Accordingly, the Audit Committee has: (a) reviewed and discussed the audited financial statements with management; (b) discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61; (c) received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1; and (d) discussed with Ernst & Young LLP the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board. The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with management and the internal and independent auditors to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

   The Board has adopted a written charter setting out the audit related functions the Committee is to perform. The Committee re-examined and again approved the adequacy of the charter, a copy of which was attached to last year's proxy statement.

   In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2001.

   Ernst & Young has billed the Company $270,040, in the aggregate, for professional services for the audit of the Company's financial statements for the Company's 2001 fiscal year. Ernst & Young did not bill the Company for any professional services related to financial information systems design and implementation as described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X. In addition to its audit fees, Ernst & Young has billed the Company $355,067, in the aggregate, for professional services rendered for all other services rendered to the Company. These services include domestic and international tax planning and assistance with preparation of returns, other accounting and auditing services, including benefit plan audits, and divestiture related services.

   In making its recommendation to recommend the appointment of Ernst & Young as the Company's independent auditors for the fiscal year ending September 30, 2002, the Audit Committee has considered whether Ernst & Young's provision of services other than audit services are compatible with maintaining their independence.

   The foregoing constitutes the report on the audited financial statements of the Audit Committee for the Company's fiscal year ended September 30, 2001.

FOR THE AUDIT COMMITTEE:
   Allen R. Freedman
   Thomas I. Unterberg
   Gabriel A. Battista

                            STOCK PERFORMANCE CHART

   The following chart compares the yearly percentage change in the cumulative total stockholder return on the Common Stock during the five fiscal years ended September 30, 2001 with the cumulative total return on the Standard & Poor's 500 Index and the Standard & Poor's Computer Software and Services Index. The comparison assumes $100 was invested on September 30, 1996 in the Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The Company has not paid any dividends on its Common Stock during this period.






                             [GRAPHIC APPEARS HERE]






                                                                          Cumulative Total Return
                                                         ---------------------------------------------------------
                                                          9/96       9/97      9/98      9/99      9/00      9/01
                                                          ----       ----      ----      ----      ----      ----

Systems & Computer Technology Corporation............   $100.00    $367.86   $210.20   $205.10   $286.74   $146.94
S & P 500 Index......................................    100.00     140.45    153.15    195.74    221.74    162.71
S & P Computers (Software & Services)................    100.00     164.66    226.76    367.81    357.87    187.67

------------

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Security Ownership of Certain Beneficial Owners

   The following table sets forth information as to the beneficial ownership of the Company Common Stock (the only class of outstanding voting security of the Company) by each person or group known by the Company, based upon filings pursuant to Section 13(d) or (g) under the Securities Exchange Act of 1934 (the "Exchange Act"), to own beneficially more than 5% of the outstanding shares of the Company's Common Stock.

                                                Amount and
                                                Nature of
                                                Beneficial   Percent
           Name and Address of Beneficial Owner Ownership    of Class
           ------------------------------------ ----------   --------
           Mellon Financial Corporation ....... 2,294,210(1)   6.9%
             One Mellon Center
             Pittsburgh, PA 15258

           Lord, Abbett & Co................... 2,096,427(2)   6.3%
             90 Hudson Street
             Jersey City, NJ 07302

           Tocqueville Asset Management, L.P... 1,769,860(3)   5.3%
             1675 Broadway
             New York, NY 10019

           ICM Asset Management, L.P........... 1,655,450(4)   5.0%
             W. 601 Main Ave., Suite 600
             Spokane, WA 99201

--------
(1) The named beneficial owner has sole voting power with respect to 2,012,310 shares, shared voting power with respect to 204,800 shares, and no voting power with respect to the balance of the shares; and sole dispositive power with respect to 2,288,788 shares, shared dispositive power with respect to 5,300 shares, and no dispositive power with respect to the balance of the shares.
(2) The named beneficial owner has sole voting power and sole dispositive power with respect to 2,096,427 shares.
(3) The named beneficial owner has sole voting power and sole dispositive power with respect to 1,769,860 shares.
(4) The named beneficial owner has shared voting power with respect to 1,114,900 shares and no voting power with respect to the balance of the shares; and shared dispositive power with respect to 1,655,450 shares.

Employee Stock Ownership Trust

   While, as of December 31, 2001, 1,769,647 shares were owned of record by the Company's Employee Stock Ownership Trust, and Mr. Haskell, Mr. Chamberlain, and Mr. Blumenthal are members of the committee that administers the Company's Employee Stock Ownership Plan, that committee does not have investment power with respect to the shares held by the Employee Stock Ownership Trust.

Security Ownership of Management

   The following table sets forth information, as of December 31, 2001, with respect to the beneficial ownership of the Company's Common Stock by each director or nominee for director, each of the executive officers identified under the Summary Compensation Table and by all directors and executive officers as a group:

                                                              Amount and
                                                              Nature of
                                                              Beneficial    Percent
Name                                                         Ownership(1)   of Class
----                                                         ------------   --------
Michael J. Emmi.............................................  1,192,989(2)    3.6%
Michael D. Chamberlain......................................    256,368(3)      *
Thomas I. Unterberg.........................................    364,000(4)    1.1%
Gabriel A. Battista.........................................     60,000(5)      *
Allen R. Freedman...........................................    315,212(6)      *
Robert M. Gavin, Jr.........................................        -0-       -0-
Eric Haskell................................................    433,177(7)    1.3%
Richard A. Blumenthal.......................................    378,833(8)    1.1%
Jerry A. Smith..............................................     25,715(9)      *
All directors and executive officers as a group (10 persons)  3,060,295(10)   9.2%

--------
(1) Information with respect to beneficial ownership is based upon information furnished by each director and officer. Unless otherwise specified, the named shareholders have sole voting and investment power with respect to all of the shares indicated.
(2) Includes 3,240 shares with respect to which Mr. Emmi does not have investment power, and options currently exercisable, or which can be exercised within sixty days of December 31, 2001, to purchase 709,666 shares.
(3) Includes 1,173 shares with respect to which Mr. Chamberlain does not have investment power, and options currently exercisable, or which can be exercised within sixty days of December 31, 2001, to purchase 202,253 shares.
(4) Includes options currently exercisable, or which can be exercised within sixty days of December 31, 2001, to purchase 84,000 shares.
(5) Represents options currently exercisable, or which can be exercised within sixty days of December 31, 2001, to purchase 60,000 shares.
(6) Includes options currently exercisable, or which can be exercised within sixty days of December 31, 2001, to purchase 84,000 shares.
(7) Includes 1,811 shares with respect to which Mr. Haskell does not have investment power, 12,000 shares owned by Mr. Haskell as custodian for his children, and options currently exercisable, or which can be exercised within sixty days of December 31, 2001, to purchase 303,466 shares.
(8) Includes 2,264 shares with respect to which Mr. Blumenthal does not have investment power, 36 shares owned by Mr. Blumenthal as custodian for his daughter, and options currently exercisable, or which can be exercised within sixty days of December 31, 2001, to purchase 284,533 shares.
(9) Represents 715 shares with respect to which Mr. Smith does not have investment power, and options currently exercisable, or which can be exercised within sixty days of December 31, 2001, to purchase 25,000 shares.
(10) Includes options currently exercisable, or which can be exercised within sixty days of December 31, 2001, to purchase 1,785,919 shares and 9,415 shares with respect to which the group does not have investment power.
*  Designates that the individual owns less than one percent of the Common
   Stock of the Company.

                             SELECTION OF AUDITORS

   The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 2002. Ernst & Young LLP has acted as independent auditors for the Company since 1976. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

                                OTHER BUSINESS

   Management knows of no other matters that will be presented at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                                 ANNUAL REPORT

   A copy of the Company's Annual Report to Shareholders for fiscal 2001 accompanies this Proxy Statement.

                   RESTRICTION ON INCORPORATION BY REFERENCE

   The information contained in this Proxy Statement under the captions "Report of the Compensation Committee/Board of Directors on Executive Compensation," "Report of the Audit Committee" and "Stock Performance Chart," shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such report by specific reference.

                             SHAREHOLDER PROPOSALS

   In order for a nomination for the election of a director or any other proposal to be presented by any shareholder at the Annual Meeting of Shareholders to be held in 2002, notice of the nomination or other proposal must be delivered by the shareholder to the Secretary of the Company at its principal executive offices either (i) on or before September 27, 2002, or (ii) not earlier than October 28, 2002 and not later than November 26, 2002, and, in the case of a proposal, the proposal must be an appropriate subject for shareholder action under applicable law. In the event that the Company receives notice of a shareholder proposal within the time frame set forth above, then so long as the Company includes in its proxy statement for the 2003 Annual Meeting advice on the nature of the matter and how the named proxyholders intend to vote the shares for which they have received discretionary authority, such proxyholders may exercise discretionary authority with respect to such proposal, except to the extent limited by the SEC's rules governing shareholder proposals. In order for a shareholder proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 2003 Annual Meeting, the proposal must be received by the Company at its principal executive offices not later than September 27, 2002.

                             COST OF SOLICITATION

   The cost of soliciting Proxies will be borne by the Company. In addition to solicitation by mail and by the Company's regular officers and employees personally or by telephone, facsimile transmission or express mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company may reimburse them for any attendant expenses. In the event that the Company engages outside personnel to solicit proxies on its behalf, the Company will pay their fees and expenses.

   It is important that your shares be represented at the Annual Meeting. Therefore, whether or not you expect to be present in person, you are respectfully requested to complete and sign the enclosed Proxy and promptly return it in the enclosed stamped addressed envelope. This will not prevent you from voting in person at the Annual Meeting. It will, however, help to assure a quorum and avoid added proxy solicitation costs.

                                          By Order of the Board of Directors

                                          Richard A. Blumenthal
                                          Secretary

Dated: January 25, 2002
Malvern, Pennsylvania

                    SYSTEMS & COMPUTER TECHNOLOGY CORPORATION

                                                Please mark       [X]
                                                your vote
                                                as indicated in
                                                this example


 1. Election of Directors:

     FOR both nominee(s)                        WITHHOLD
    (Except as marked to                        AUTHORITY
       the contrary)                    to vote for both nominee(s)

            [ ]                                    [ ]


 Nominees: 01 Allen R. Freedman
           02 Eric Haskell



For a three-year term expiring at the 2005 Annual Meeting of Shareholders. (Instructions: To withhold authority to vote for any nominee, write that nominee's name in the space provided below.)


--------------------------------------------------------------------------------


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.


Please be sure to sign and date this Proxy below.


Dated:________________________________________________, 2002


------------------------------------------------------------
                Stockholder sign above


------------------------------------------------------------
            Co-holder (if any) sign above


Detach below card, sign, date, and mail in postage paid envelope provided.

PLEASE ACT PROMPTLY AND SIGN, DATE AND MAIL TODAY

                                 REVOCABLE PROXY

                    SYSTEMS & COMPUTER TECHNOLOGY CORPORATION

               Proxy Solicited on Behalf Of The Board of Directors

     The undersigned, revoking all previous proxies, hereby appoints Michael D. Chamberlain and Richard A. Blumenthal, and each of them acting individually, as attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated on the reverse side and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Shareholders of the Company to be held on February 22, 2002, and at any adjournment or postponement thereof.

     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

     NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEAR ON YOUR STOCK CERTIFICATE. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH, AND IF SIGNOR IS A CORPORATION, PLEASE SIGN WITH FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER OR OFFICERS AND AFFIX THE CORPORATE SEAL. WHERE STOCK IS ISSUED IN THE NAME OF TWO (2) OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN.

                    SYSTEMS & COMPUTER TECHNOLOGY CORPORATION

                                                Please mark       [X]
                                                your vote
                                                as indicated in
                                                this example


 1. Election of Directors:

     FOR both nominee(s)                        WITHHOLD
    (Except as marked to                        AUTHORITY
       the contrary)                    to vote for both nominee(s)

            [ ]                                    [ ]


 Nominees: 01 Allen R. Freedman
           02 Eric Haskell



For a three-year term expiring at the 2005 Annual Meeting of Shareholders. (Instructions: To withhold authority to vote for any nominee, write that nominee's name in the space provided below.)


--------------------------------------------------------------------------------


Please be sure to sign and date this Proxy below.


Dated:________________________________________________, 2002


------------------------------------------------------------
                Stockholder sign above


------------------------------------------------------------
            Co-holder (if any) sign above


Detach below card, sign, date, and mail in postage paid envelope provided.

PLEASE ACT PROMPTLY AND SIGN, DATE AND MAIL TODAY

                    SYSTEMS & COMPUTER TECHNOLOGY CORPORATION

                         VOTING INSTRUCTIONS TO TRUSTEES

     THE UNDERSIGNED PARTICIPANT IN SYSTEMS & COMPUTER TECHNOLOGY CORPORATION RETIREMENT SAVINGS PLAN (401k) ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, DATED JANUARY 25, 2002, AND HEREBY INSTRUCTS THE TRUSTEES TO VOTE ALL SHARES WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS OF THE CORPORATION TO BE HELD ON FEBRUARY 22, 2002, AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     ANY SHARES HELD BY THE TRUSTEES FOR WHICH THE TRUSTEES HAVE NOT RECEIVED VOTING INSTRUCTIONS PRIOR TO THE ANNUAL MEETING WILL BE VOTED BY THE TRUSTEES IN THEIR DISCRETION CONSISTENT WITH THEIR FIDUCIARY DUTIES. ANY SHARES HELD BY THE TRUSTEES FOR WHICH THEY HAVE BEEN INSTRUCTED TO SIGN MANAGEMENT'S PROXY WITH NO ADDITIONAL INSTRUCTIONS TO THE CONTRARY INDICATED, WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE OF THIS CARD. THIS ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                    SYSTEMS & COMPUTER TECHNOLOGY CORPORATION

                                                Please mark       [X]
                                                your vote
                                                as indicated in
                                                this example


 1. Election of Directors:

     FOR both nominee(s)                        WITHHOLD
    (Except as marked to                        AUTHORITY
       the contrary)                    to vote for both nominee(s)

            [ ]                                    [ ]


 Nominees: 01 Allen R. Freedman
           02 Eric Haskell



For a three-year term expiring at the 2005 Annual Meeting of Shareholders. (Instructions: To withhold authority to vote for any nominee, write that nominee's name in the space provided below.)


--------------------------------------------------------------------------------


Please be sure to sign and date this Proxy below.


Dated:________________________________________________, 2002


------------------------------------------------------------
                Stockholder sign above


------------------------------------------------------------
            Co-holder (if any) sign above


Detach below card, sign, date, and mail in postage paid envelope provided.

PLEASE ACT PROMPTLY AND SIGN, DATE AND MAIL TODAY

                    SYSTEMS & COMPUTER TECHNOLOGY CORPORATION

                         VOTING INSTRUCTIONS TO TRUSTEES

     THE UNDERSIGNED PARTICIPANT IN SYSTEMS & COMPUTER TECHNOLOGY CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, DATED JANUARY 25, 2002, AND HEREBY INSTRUCTS THE TRUSTEES TO VOTE ALL SHARES WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS OF THE CORPORATION TO BE HELD ON FEBRUARY 22, 2002, AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     ANY SHARES HELD BY THE TRUSTEES FOR WHICH THE TRUSTEES HAVE NOT RECEIVED VOTING INSTRUCTIONS PRIOR TO THE ANNUAL MEETING WILL BE VOTED BY THE TRUSTEES IN THEIR DISCRETION CONSISTENT WITH THEIR FIDUCIARY DUTIES. ANY SHARES HELD BY THE TRUSTEES FOR WHICH THEY HAVE BEEN INSTRUCTED TO SIGN MANAGEMENT'S PROXY WITH NO ADDITIONAL INSTRUCTIONS TO THE CONTRARY INDICATED, WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE OF THIS CARD. THIS ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.